Exhibit 99.1

Mateon Therapeutics Receives FDA Fast Track Designation for OXi4503

in Patients with Acute Myeloid Leukemia

SOUTH SAN FRANCISCO, Calif., June 7, 2017 — Mateon Therapeutics, Inc. (OTCQX:MATN), a biopharmaceutical company developing vascular disrupting agents (VDAs) for the treatment of orphan oncology indications, today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to the company’s product candidate OXi4503 for the treatment of acute myeloid leukemia (AML).

Fast Track designation is a process designed to facilitate the development and expedite the review of drugs to treat serious or life-threatening conditions and address unmet medical need. Once an investigational agent receives Fast Track designation, early and frequent communication between the FDA and a drug company is encouraged throughout the entire drug development and review process. The frequency of communication allows potential issues to be resolved quickly and as they arise, often leading to earlier drug approval and access by patients.

“The receipt of Fast Track designation from the FDA represents an important milestone for our OXi4503 program and follows promising results, including three complete remissions, from the initial cohorts of our on-going OX1222 study in patients with relapsed/refractory AML,” said William D. Schwieterman, M.D., President and Chief Executive Officer of Mateon. “This latest development provides further momentum for this groundbreaking study, and occurs in advance of the completion of the fifth patient cohort in OX1222 – which we expect by the end of this year.”

About Acute Myeloid Leukemia

A devastating form of cancer of the blood and bone marrow, AML is the most common type of acute leukemia in adults and accounts for the greatest number of leukemia deaths in the United States. There is no standard regimen of care for patients who relapse following front-line treatment or have refractory disease. According to the NIH’s National Cancer Institute Surveillance, Epidemiology and End Results (SEER) program, there are an estimated 21,380 new cases and 10,590 deaths expected in 2017 in the United States. AML arises from a clonal hematopoietic stem cell and is characterized by accumulation of malignant myeloblasts in the bone marrow and resulting in ineffective hematopoiesis. AML often responds initially to front-line treatment of conventional cytotoxic chemotherapy, but it often relapses and long-term disease-free survival is low, posing a significant challenge to treat relapsed and/or refractory disease.

About OXi4503

OXi4503 (combretastatin A1-diphosphate or CA1P) is a dual-mechanism vascular disrupting agent. In preclinical and clinical studies, it has been observed to compromise the tumor vasculature, resulting in extensive tumor cell death and necrosis while also possibly affecting the cell shape and attachment of hematopoietic stem cells. OXi4503 is being evaluated for relapsed/refractory AML and myelodysplastic syndrome (MDS) in combination with cytarabine in OX1222, a phase 1b/2 study. In addition to Fast Track status, OXi4503 has been granted orphan drug designation for the treatment of AML in both the United States and Europe.

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company seeking to realize the full potential of vascular targeted therapy (VTT) in oncology. VTT includes vascular disrupting agents (VDAs) such as the investigational drugs that Mateon is developing, and anti-angiogenic agents (AAs), a number of which are FDA-approved and widely used in cancer treatment. These two approaches have distinct yet complementary mechanisms of action.

At Mateon, we believe that we can significantly improve cancer therapy by employing these two complementary approaches simultaneously. When utilized this way, VDAs obstruct existing blood vessels in the tumor leading to significant central tumor cell death while AAs prevent the formation of new tumor blood vessels.

Mateon is committed to leveraging our intellectual property and the product development expertise of our highly skilled management team to enable VTT to realize its true potential and to bring much-needed new therapies to cancer patients worldwide.

Safe Harbor Statement

Certain statements in this news release, including, but not limited to, those concerning the advancement of OXi4503, the results of clinical trials, the potential significance of this data and its relation to other clinical studies are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to: the uncertainties as to the future success of ongoing and planned clinical trials; the unproven safety and efficacy of products under development or that may be developed in the future; and the sufficiency of the Company’s cash resources to conduct and complete its clinical and pre-clinical trials. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Forms 10-Q, 8-K and 10-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

CONTACTS

Investors:

PCG Advisory Group

Stephanie Prince, Managing Director

sprince@pcgadvisory.com

646-762-4518

Media:

JPA Health Communications

Nic DiBella

nic@jpa.com

617-945-5183